Exhibit 99.35

CONFIRMATION

Deutsche Bank

Deutsche Bank AG, London Branch

Winchester house

1 Great Winchester St, London EC2N 2DB

Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Telephone: 212-250-2500

DATE:	September 2, 2014

TO:	Avia Holding Limited
c/o Maples Corporate Services Limited, PO Box 309, Ugland House
Grand Cayman, KY1-1104, Cayman Islands
Attention: Avia Holding Limited with a copy to:

c/o Waha Capital PJSC
PO Box 28922, Abu Dhabi, UAE
Attention: General Counsel
Telephone: +971 2 667 7343
Fax: +971 2 667 7383 and a copy to:

waha-aer-notice@wahacapital.ae;
Aseem.Gupta@wahacapital.ae; peter.howley@wahacapital.ae

FROM:	Deutsche Bank AG, London Branch

SUBJECT:	Funded Collar Transaction

REFERENCE NUMBER:	550787

Dear Sir or Madam,

Chairman of the Supervisory Board: Dr. Paul Achleitner.

Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “Dealer” means Deutsche Bank AG, London Branch and “Counterparty” means Avia Holding Limited.

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

1.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement or the Equity Definitions. The Transaction is a Share Option Transaction within the meaning set forth in the Equity Definitions.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if Dealer and Counterparty had executed the ISDA Form (without any Schedule thereto) on the date hereof. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation shall be deemed to supplement, form part of and be subject to the Agreement.

If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not, unless expressly agreed by Dealer and Counterparty, be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 2, 2014.

Effective Date:	September 8, 2014.

Shares:	The Ordinary Shares, par value Euro 0.01 per share, of AerCap Holdings N.V. (the “Issuer”) (Symbol: “AER”).

Components:	The Transaction will be divided into 120 individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Scheduled Valuation Date set forth in Annex A to this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	European

Option Type:

For purposes of the Equity Definitions, each Component shall consist of:

•  A number of Call Options equal to the Number of Options for such Component, each with (x) Dealer as Buyer, (y) Counterparty as Seller and (z) a Strike Price equal to the Call Strike Price; and

•  A number of Put Options equal to the Number of Options for such Component, each with (x) Dealer as Seller, (y) Counterparty as Buyer and (z) a Strike Price equal to the Put Strike Price.

For the avoidance of doubt, this Funded Collar Transaction shall consist of a single, inseparable transaction.

Number of Transaction Shares:	The aggregate Number of Shares for all Components.

Number of Shares:	With respect to each Component, the product of the Number of Options for such Component and the Option Entitlement.

Number of Options:	With respect to each Component, as set forth in Annex A to this Confirmation, subject to Section 5(c) below.

Option Entitlement:	One Share per Option.

Put Strike Price:	With respect to each Component, as set forth in Annex A to this Confirmation.

Call Strike Price:	With respect to each Component, as set forth in Annex A to this Confirmation.

Advance Amount:

On the Effective Date, Dealer will pay to Counterparty an amount equal to USD 172,783,865.23.

Notwithstanding anything to the contrary in the Equity Definitions, no Premium will be paid pursuant to Section 2.4 of the Equity Definitions by either party for the Call Options or Put Options included in the Transaction.

Repayment Amount:	For each Component, an amount in USD equal to the Put Strike Price multiplied by the Number of Options.

Exchange:	The New York Stock Exchange.

Related Exchanges:	All Exchanges.

Calculation Agent:

Dealer, whose judgments, determinations and calculations shall be made in good faith, in a commercially reasonable manner and in consultation with Counterparty.

Following any determination or calculation by the Calculation Agent, the Hedging Party, the Determining Party or Dealer acting in any other capacity hereunder, upon a request by Counterparty, Dealer shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty, by email to the email address provided by Counterparty in such request, a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that Dealer shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

In making any adjustments to or determinations in respect of the terms of the Transaction (whether pursuant to Articles 11 or 12 of the Equity Definitions, under “Announcement Event”, Section 3(a), Section 5(c) or otherwise), Dealer, the Calculation Agent, the Hedging Party or the Determining Party (i) shall take into account Dealer’s Hedge Positions (including any Rehypothecated Collateral forming all or any portion of Dealer’s Hedge Positions) and (ii) shall not increase the Number of Transaction Shares by more than the Additional Share Number (it being understood that the Calculation Agent will use commercially reasonable efforts to adjust the Call Strike Price prior to making any increase in the Number of Transaction Shares). For the avoidance of doubt, the Calculation Agent may adjust type and Number of Transaction Shares in respect of a distribution of securities (other than Shares) if Counterparty is entitled to receive such securities in the relevant transaction or event.

“Additional Share Number” means, in respect of any Extraordinary Event or Potential Adjustment Event, (a) (x) the number of Shares (if any), plus (y) a number of Shares with a market value equal to the market value (in each case, as determined by the Calculation Agent) of any securities (other than Shares), cash or other property, in each case of clauses (x) and (y), that Counterparty is entitled to receive from, or be credited by, Dealer hereunder for the relevant transaction or event in respect of the Collateral Shares less (b) (x) the number of Shares (if any), plus (y) a number of Shares with a market value equal to the market value (in each case, as determined by the Calculation Agent) of any securities (other than Shares), cash or other property, in each case of clauses (x) and (y), that Counterparty would be required to surrender in the relevant transaction or event to receive the Shares, other securities, cash or other property described in clause (a) above.

If an adjustment is, or but for this paragraph would otherwise be, made hereunder and each of the following conditions is satisfied:

(i) such adjustment is, or but for this paragraph would be, made in connection with any cash or non-cash dividend or distribution made in respect of the Shares;

(ii) such adjustment directly or indirectly reduces the value of the Transaction to Counterparty (whether to compensate Dealer for a loss in fair value or otherwise); and

(iii) any Collateral Shares have been Rehypothecated,

then, in lieu of such adjustment (or, if applicable, the portion of such adjustment intended to compensate Dealer for the impact of the relevant dividend or distribution on the value of the Transaction relating to its impact on the Share price), Counterparty may elect to pay or deliver to Dealer, in the case of a cash dividend, no later than the Currency Business Day following such dividend payment or, in the case of a dividend or distribution other than a cash dividend, the third Exchange Business Day after such dividend or distribution payment, (A) if the number of Rehypothecated Shares at the time of such dividend or distribution equals or exceeds Dealer’s theoretical “delta” for the Transaction (as determined by the Calculation Agent acting in a commercially reasonable manner) as of the relevant ex-dividend date, a payment in respect of such cash or non-cash dividend or distribution equal to the Manufactured Dividend Dealer is required to pay to Counterparty on the number of Shares equal to Dealer’s theoretical “delta,” plus (ii) any applicable withholding taxes described in clause (ii) of the definition of “Manufactured Dividend” in this Confirmation related to the payment by Dealer of such Manufactured Dividend or (B) if Dealer’s theoretical “delta” exceeds the number of Rehypothecated Shares, the sum of (i) such cash or non-cash dividend or distribution in an amount calculated as if (A) applied, except that the calculation shall be made on the number of Rehypothecated Shares, and (ii) the product of (x) an amount equal to the cash or non-cash dividend or distribution made in respect of each Share, gross of all applicable withholding taxes, and (y) the excess of Dealer’s theoretical “delta” over the number of Rehypothecated Shares. The payment or delivery described in the preceding sentence will, for the avoidance of doubt, be subject to Section 5(b) of this Confirmation. Counterparty shall notify Dealer of any such election reasonably promptly following announcement by Issuer of the relevant dividend or distribution.

Exercise:

Exercise Dates:	Notwithstanding anything to the contrary in the Equity Definitions, each Option will be deemed to be exercised on the applicable Valuation Date.

Valuation:

In respect of any Component:

Valuation Date:	The Scheduled Valuation Date provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Valuation Date for another Component), subject to Section 5(c) below; provided that if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that (i) is not a Disrupted Day and (ii) is not or is not deemed to be a Valuation Date in respect of any other Component of the Transaction hereunder; provided, further, that if such Valuation Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Valuation Date for such Component (irrespective of whether such date is a Valuation Date in respect of any other Component) and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Settlement Price for such Valuation Date shall be the prevailing market value per Share on the Final Disruption Date determined by the Calculation Agent in a commercially reasonable manner.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent, acting commercially reasonably, may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall (i) determine the Settlement Price for such Disrupted Day based on transactions in the Shares on such Disrupted Day, taking into account the nature and duration of the relevant Market Disruption Event, (ii) designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for an additional Component and (iii) allocate the Number of Shares for the original Component between the original Component and such additional Component. Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date hereunder. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

Final Disruption Date:	With respect to each Component, as set forth in Annex A to this Confirmation.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD.

Settlement Method Election:	Applicable; provided that Counterparty shall be deemed to have elected Cash Settlement with respect to any Revoked Component.

Default Settlement Method:	Physical Settlement, subject to the proviso under “Settlement Method Election” above.

Electing Party:	Counterparty.

Settlement Method Election Date:	For each Component, the date that is three Scheduled Trading Days prior to the Scheduled Valuation Date for such Component.

Cash Settlement:	In lieu of Section 8.1 of the Equity Definitions, if Cash Settlement applies, on the Cash Settlement Payment Date, Counterparty will pay to Dealer the Repayment Amount plus an amount in USD equal to the Option Cash Settlement Amount, or if the Option Cash Settlement Amount is negative, the Repayment Amount less the absolute value of the Option Cash Settlement Amount (the “Cash Settlement Amount”).

Option Cash Settlement Amount:	In lieu of Section 8.2 of the Equity Definitions, “Option Cash Settlement Amount” means in respect of both Options:

• if the Settlement Price is less than or equal to the Put Strike Price, (a) the Settlement Price minus the Put Strike Price multiplied by (b) the Number of Shares for such Component;

• if the Settlement Price is greater than the Put Strike Price but less than or equal to the Call Strike Price, zero

• if the Settlement Price is greater than the Call Strike Price, (a) the Settlement Price minus the Call Strike Price multiplied by (b) the Number of Shares for such Component.

Physical Settlement:	In lieu of Section 9.1 of the Equity Definitions, if Physical Settlement applies, on the Settlement Date, Counterparty will deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered.

Number of Shares to be Delivered:	The quotient of (i) the Option Cash Settlement Amount plus the Repayment Amount divided by (ii) the Settlement Price.

Settlement Date:	For any Component, the date that is one Settlement Cycle immediately following the Valuation Date for such Component.

Cash Settlement Payment Date:	For any Component, the Valuation Date for such Component (or, if later, the first Currency Business Day (the “Cash Prepayment Date”) on which Counterparty has received notice of the relevant Option Cash Settlement Amount by 11:00 a.m., Abu Dhabi time); provided that, if Alternative Settlement below applies in respect of such Component, the Cash Settlement Payment Date shall be postponed to the date that is one Settlement Cycle immediately following such Valuation Date. Any payment made on the Cash Prepayment Date will be made to the Collateral Account and may be appropriated or set off by the Dealer on the Cash Settlement Payment Date to satisfy and discharge the equivalent obligation of the Counterparty to pay the Cash Settlement Amount. The Counterparty shall pay on the Cash Settlement Payment Date, to the extent there is a shortfall, cash in USD in respect of such Component.

Settlement Price:	Notwithstanding Section 7.3 of the Equity Definitions, the Settlement Price will be equal to the volume-weighted average price per Share for the regular trading session (including any extensions thereof) of the Exchange on the Valuation Date (without regard to pre-open or after hours trading outside of such regular trading session for such Valuation Date) on Bloomberg page “AER <equity> AQR” (or any successor thereto), or if such price is not so reported on such Valuation Date for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, as determined by the Calculation Agent in a commercially reasonable manner.

Dividends:

Extraordinary Dividend:	For purposes of the Equity Definitions, “Extraordinary Dividend” shall mean any cash or non-cash dividend or distribution on the Shares, as determined by the Calculation Agent in a commercially reasonable manner.

Share Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that the Equity Definitions shall be amended by including the words “acting in a commercially reasonable manner” after the words “in the determination of the Calculation Agent” in Section 11.2(a), by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); provided, further, that adjustments may be made to account for changes in expected volatility, expected dividends, expected stock loan rate and expected liquidity relative to the relevant Share. Notwithstanding anything to the contrary herein, no element of a Share repurchase transaction entered into by the Issuer that is effected at or below prevailing market prices (whether pursuant to a structured or derivative transactions, transactions pursuant to a share repurchase program approved by the Issuer’s board of directors or otherwise) shall constitute a Potential Adjustment Event except to the extent that the number of Shares so repurchased in any 12-month period exceeds 10% of the Shares outstanding at the beginning of such period.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Announcement Event:	With respect to any Component, if an Announcement Event occurs, the Calculation Agent will, acting in a commercially reasonable manner, determine the economic effect of the Announcement Event on the theoretical value of such Component (i) on, or a commercially reasonable period of time after, the relevant Announcement Date (the “Announcement Observation Date”) and (ii) on the earliest to occur of the date on which the transaction described in any Announcement Event (as amended or modified) is cancelled, withdrawn, discontinued or otherwise terminated or the Valuation Date or any earlier date of termination or cancellation for such Component (any such date, a “Final Announcement Valuation Date”) in the case of this clause (ii) from the Announcement Observation Date to the Final Announcement Valuation Date (including without limitation any actual or commercially reasonably expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or to such Component), and if, in the case of clause (i) or (ii), such economic effect is material and the relevant adjustment will not result in a loss of fair value to Dealer (taking into account its Hedge Positions), the Calculation Agent, acting commercially reasonably, will (x) adjust the terms of such Component to reflect such economic effect and (y) determine the effective date of such adjustment (which effective date will occur no later than the Final Announcement Valuation Date); provided that, notwithstanding the foregoing, if the related Merger Date or Tender Offer Date, as the case may be, or any subsequent related Announcement Event, occurs on or prior to the effective date of such adjustment, any further adjustment to the terms of such Component with respect to such Merger Date, Tender Offer Date or Announcement Event pursuant to this Confirmation and/or the Equity Definitions shall take such earlier adjustment into account without duplication (and, for the avoidance of doubt, where Cancellation and Payment is applicable, the Determining Party shall take into account such adjustment in determining the Cancellation Amount). “Announcement Event” shall mean the occurrence of an Announcement Date of a Merger Event or Tender Offer, notwithstanding the fact that such Merger Date or Tender Offer Date may not, or may not be anticipated to, occur on or prior to the Valuation Date for the related Component.

The definition of “Merger Event” in Section 12.1(b) of the Equity Definitions shall be amended by inserting the following at the end of clause (iv) thereof: “or any acquisition by Issuer and/or its subsidiaries in which the aggregate consideration exceeds 100% of the market capitalization of Issuer as of the date such acquisition is announced, as determined by the Calculation Agent”.

The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (a) replacing the word “leads to the” in the third line thereof and in the fifth line thereof with the words “that, if completed, would lead to a” (b) deleting the word “firm” in the second and fourth lines thereof and (c) inserting the words “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” at the end of clauses (i) and (ii) thereof.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “20%”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment.

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”, (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (iii) replacing the word “Shares” with “Hedge Positions” in clause (X) thereof, (iv) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof and (v) adding the following proviso to the end of clause (Y) thereof: “provided that following the relevant event such party has used commercially reasonable efforts to avoid such increased cost on terms reasonably acceptable to the Hedging Party” (it being understood that such party need not take any action that does not meet the Avoidance Criteria). “Avoidance Criteria” means, with respect to an action, as determined by the Calculation Agent in good faith, that (i) such action is legal and complies with all applicable regulations, rules (including by self-regulatory organizations) and policies, (ii) if such party is to establish one or more alternative Hedge Positions, there is sufficient liquidity in those alternative Hedge Positions available for that Hedging Party to hedge, (iii) by taking such action, there would not be a material risk that such Hedging Party would incur, any one or more of an increased performance cost, increased hedging cost or increased capital charges, (iv) such action is known to Hedging Party or market participants generally and (v) such action would not require Hedging Party to incur a material administrative or operational burden.

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Loss of Stock Borrow, Increased Cost of Hedging, Increased Cost of Stock Borrow or Illegality (as defined in the Agreement)).

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that the Hedging Party shall use commercially reasonable efforts to avoid a Hedging Disruption on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria).

Increased Cost of Hedging:	Applicable; provided that the Hedging Party shall use commercially reasonable efforts to avoid an Increased Cost of Hedging on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria).

Loss of Stock Borrow:	Applicable; provided that (i) the Hedging Party shall use commercially reasonable efforts to avoid a Loss of Stock Borrow on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria) and (ii) for the avoidance of doubt, Dealer and Counterparty acknowledge that a Loss of Stock Borrow will not occur to the extent Dealer is permitted under applicable law, rules, regulations and policies and this Confirmation to Rehypothecate a number of Shares constituting Collateral in an amount equal to the Hedging Shares.

Maximum Stock Loan Rate:	200 basis points per annum.

Increased Cost of Stock Borrow:	Applicable; provided that (i) the Hedging Party shall use commercially reasonable efforts to avoid an Increased Cost of Stock Borrow on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria) and (ii) for the avoidance of doubt, Dealer and Counterparty acknowledge that an Increased Cost of Stock Borrow will not occur to the extent Dealer is permitted under applicable law, rules, regulations and policies and this Confirmation to Rehypothecate a number of Shares constituting Collateral in an amount equal to the Hedging Shares.

Notwithstanding the foregoing or anything to the contrary in the Equity Definitions, if Counterparty revokes the Rehypothecation right hereunder, any Price Adjustment or amount paid by Counterparty pursuant to Section 12.9(b)(v) of the Equity Definitions will include, in addition to the rate to borrow Shares incurred by the Hedging Party, any balance sheet charges or funding costs incurred by Hedging Party on account of such revocation.

Initial Stock Loan Rate:	Zero basis points per annum.

Modifications of Equity Definitions:	Notwithstanding anything to the contrary in Section 12.9(b)(iv) and (v) of the Equity Definitions, in the case of a Loss of Stock Borrow or Increased Cost of Stock Borrow following a revocation by Counterparty of the Rehypothecation right with respect to any Component(s), Counterparty will not be permitted to lend to Dealer (x) Shares that constitute “control” and/or “restricted” securities for purposes of Section 5 of the Securities Act (as reasonably determined by Dealer) or (y) the Collateral Shares with respect to which the Rehypothecation right was revoked in order to avoid a Price Adjustment or termination of the Transaction.

Notwithstanding anything to the contrary in Section 12.9(b) of the Equity Definitions, if Counterparty has previously elected to amend the Transaction to take into account a Price Adjustment or to pay to the Hedging Party an amount that corresponds to a Price Adjustment in respect of any Additional Disruption Event,

Counterparty may, with at least 2 Scheduled Trading Days’ prior notice to Dealer, no more than once per calendar quarter, make a different election (including the election to terminate the Transaction) in respect of such Additional Disruption Event (which different election, for the avoidance of doubt, will not have retroactive effect unless otherwise agreed between Dealer and Counterparty).

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Additional Disruption Events, Dealer.

Representations:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

Collateral:	(a) On or prior to the Effective Date (or, if later, upon satisfaction of any conditions precedent for the following delivery under the Registration Agreement (as defined below)), Counterparty shall deliver to Deutsche Bank AG, London Branch (the “Collateral Custodian”), a number of Shares in book-entry form without any restrictive legend equal to the Number of Transaction Shares referenced by the Transaction (the “Collateral Shares”) by the crediting of such Collateral Shares, to a securities account of the Collateral Custodian maintained at the Collateral Custodian in the name of Counterparty as security giver for the benefit of Dealer (or its designated affiliate) maintained in accordance with the English law governed custody agreement (the “Custody Agreement”) having account no. Euroclear 10327 (as subsequently replaced by an account in the name of the Counterparty designated by the parties as being in connection with the novation of the Transaction to Counterparty and with any associated cash or securities account, the “Collateral Account”).

(b) On or prior to the Effective Date, the Counterparty shall create security over all of its rights, title and interest in the Collateral Account and all securities, cash and other assets standing to the credit thereof (the “Collateral”) from time to time pursuant to an English law governed security deed as amended, modified or supplemented (including as may be replaced in connection with the novation of the Transaction to Counterparty) (the “Security Deed” and the Security Deed, the Custody Agreement and this Confirmation together being the “Documents”).

(c) Counterparty acknowledges and agrees that Dealer shall have the right to sell, pledge, borrow, lend, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business (“Rehypothecate”) any Collateral, in each case, in connection with the Transaction. To the extent the Dealer exercises its right to Rehypothecate any securities, cash or other assets which constitute Collateral, it is obliged to deliver equivalent securities (securities of the same class and issue as such Rehypothecated Shares), cash or other assets (as applicable) at the time the Dealer is required to return Collateral, save to the extent the Dealer’s obligation to return equivalent Collateral is discharged in accordance with the other provisions of this Confirmation.

Notwithstanding the preceding paragraph, the Counterparty may revoke such Rehypothecation right with respect to the number of Shares underlying any specified number of Components (not to exceed the number of Components that do not already constitute Revoked Components) by delivering written notice to Dealer prior to the earliest relevant Settlement Method Election Date, in which case (i) such specified number of Components with consecutive Scheduled Valuation Dates, beginning on, and including, the Scheduled Valuation Date for the Component with the earliest Scheduled Valuation Date that is not already a Revoked Component will constitute “Revoked Components” and (ii) Dealer shall deliver a number of Shares equal to the aggregate Number of Shares for the Revoked Components to the Collateral Account within ten Exchange Business Days of receiving such notice. Counterparty acknowledges that any such revocation could lead to an Additional Disruption Event, which may result in an adjustment to the terms of, or termination of, the Transaction pursuant to Article 12 of the Equity Definitions.

(d) Counterparty represents that, on each date on which Counterparty delivers Collateral to or on which Dealer otherwise receives Collateral, (i) Counterparty is the owner of all Collateral (or, in the case of financial assets from time to time credited to the Collateral Account, the beneficial owner thereof) free of any lien, security interest, charge, adverse claim or other encumbrance (other than any security interest of Dealer or the Collateral Custodian granted pursuant to the Documents or a lien routinely imposed on all securities in a relevant clearing system) and that the Collateral is, and upon any exercise by Dealer of its remedies hereunder will be, free of any Transfer Restriction other than any Permitted Transfer Restriction (each as defined below), (ii) Counterparty has not made or consented to any registration, filing or recordation in any jurisdiction evidencing a security interest in any of the Collateral, including any filing of a UCC-1 financing statement, that has not been terminated, other than in respect of any security interest of Dealer or the Collateral Custodian granted pursuant to the Documents, (iii) Counterparty has the power and authority to establish and maintain the Collateral Account, to enter into and deliver and to create the security constituted by the Security Deed, (iv) no consent, approval, authorization or other order of, or filing with, any person or entity, governmental or otherwise, is required in connection with the execution and delivery of this Confirmation, or the grant, perfection or enforcement of the security interest created hereby, (v) none of Counterparty’s entry into this Confirmation or Dealer’s exercise of any of its rights and remedies hereunder will violate or conflict with the terms of any agreement made by or applicable to Counterparty or will violate or conflict with any law, rule, policy or order applicable to Counterparty or the Collateral and (vi) on execution of the Documents, the Security Deed will create for the benefit of the Dealer the security interests which it purports to create without any requirement for registration, notice to any person or other perfection step.

“Transfer Restriction” means, with respect to any item of Collateral delivered hereunder, any condition to or restriction on (x) the ability of the owner thereof or (y) in the event that Dealer exercises its remedies hereunder, Dealer, in each case, to sell, assign, create security over or otherwise transfer such item of Collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment, creation of security or other transfer or enforcement of such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, chargee, security taker, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any applicable law (including, without limitation, any such requirement arising under Section 5 of the Securities Act).

“Permitted Transfer Restriction” means, with respect to any sale, assignment or transfer by Counterparty, any Transfer Restriction arising under the Securities Act solely due to Counterparty being an “affiliate” (within the meaning of Rule 144 under the Securities Act) of the Issuer or the relevant securities constituting “restricted securities” (within the meaning of Rule 144 under the Securities Act) with a holding period that began at least one year prior to the Trade Date. “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(e) Counterparty will do all such acts and things and deliver all such documents and instruments, including, without limitation, further security interests, assignments, account control agreements, financing statements and continuation statements, as Dealer reasonably may deem necessary or advisable from time to time in order to preserve, protect and perfect such security interest or to enable Dealer to exercise or enforce its rights with respect to any Collateral.

(f) Counterparty will not permit to exist upon any of the Collateral any (x) lien, security interest, charge, adverse claim, or other encumbrance, other than the security interest Counterparty created by the Documents in favor of Dealer and Collateral Custodian or a lien routinely imposed on all securities in a relevant clearing system, or (y) restriction on transfer or on Dealer’s ability to realize upon the Collateral (For the avoidance of doubt, Counterparty shall not be additionally liable for damages under sub-clause (f)(y) on account of any action, or failure to act, of (i) Counterparty in its role as shareholder in voting the Shares or (ii) any member of Issuer’s board designated by Counterparty).

(g) The Security Deed constitutes a Credit Support Document with respect to Counterparty. The Transaction shall be disregarded for purposes of determining Exposure under any Credit Support Annex between the parties and any Collateral delivered to or received by Dealer under this Confirmation shall constitute neither Posted Collateral nor an Independent Amount under any such Credit Support Annex, but shall be intended to constitute eligible margin under applicable law.

(h) Dealer shall exercise reasonable care of the Collateral to the extent required by applicable law and in any event shall be deemed to have exercised reasonable care if Dealer exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, Dealer shall have no duty with respect to the Collateral, including, without limitation, any duty to collect any distributions thereon or enforce or preserve any rights in the Collateral pertaining thereto.

(i) Counterparty will promptly pay when due, or will promptly reimburse Dealer or the Alternative Settlement Agent for being liable for, any applicable transfer taxes (including any applicable transfer tax stamps) or similar charges that are imposed on: (A) the transfer of any Collateral (including any Deposited Shares) from (i) Counterparty or Dealer to the Collateral Account, (ii) Counterparty to Dealer, (iii) Dealer to Counterparty, (iv) the Collateral Account to Counterparty or Dealer, and (v) Dealer to Counterparty’s broker-dealer or other agent; (B) any sale of Shares by the Alternative Settlement Agent pursuant to the application of Alternative Settlement; (C) the initial sale of Deposited Shares by Dealer to third parties; (D) the repurchase of any Deposited Shares by Dealer from a third party, to the extent that Dealer initially repurchases, in connection with the Transaction, an amount of Deposited Shares equal to the Number of Transaction Shares minus the Deposited Shares constituting Dealer’s theoretical “delta;” and (E) the purchase of Deposited Shares by Dealer from a third party upon Counterparty electing Cash Settlement, to the extent that Dealer purchases an amount of Deposited Shares constituting Dealer’s theoretical “delta.” For purposes of this Confirmation, “Deposited Shares” shall mean the Collateral Shares (regardless of whether such Shares are still in the Collateral Account) and any other securities that are received upon an exchange for or in reference of Collateral Shares in connection with any corporate action, recapitalization or other reorganization of the Issuer. For purposes of this Confirmation, a “Collateral Dividend” shall mean the cash or non-cash dividend or distribution actually received by Dealer or the Collateral Custodian in respect of Deposited Shares that are beneficially owned by Counterparty for tax purposes at the time of such dividend or distribution, net of any applicable withholding taxes. For purposes of this Confirmation, a “Manufactured Dividend” shall mean the amount of any cash or non-cash dividend or distribution made in respect of the Deposited Shares that would be payable by Dealer to Counterparty had Deutsche Bank AG,

London Branch, been the beneficial owner of the Deposited Shares at the time of such dividend or distribution, after netting any applicable withholding taxes that would apply to (i) such dividend or distribution received by Deutsche Bank AG, London Branch, from the Issuer after Deutsche Bank AG, London Branch, would have claimed the benefits (if any) under the double taxation convention between Germany and the Netherlands and (ii) the further payment of such dividend or distribution (after netting any applicable withholding taxes in (i)) by Deutsche Bank AG, London Branch, to Counterparty. Any such transfer taxes or similar charges described in the first sentence of this paragraph (i) and any applicable withholding taxes described in the third and fourth sentences of this paragraph (i) shall not be an “Indemnifiable Tax” for purposes of Section 14 of the Agreement. Subject to the fourth sentence of this paragraph (i), Counterparty and Dealer will use commercially reasonable efforts to minimize the application of any withholding taxes hereunder; provided that neither Counterparty nor Dealer shall be required to take any action that (i) would result in additional costs to it (unless the other party promptly reimburses such costs) or (ii) would require it to take a position in respect of tax law that is inconsistent with any position previously taken by such party or is materially prejudicial to it. Counterparty agrees to promptly deliver to Dealer copies of any notices and other communications received by it in respect of the Deposited Shares.

(j) During the term of the Transaction, all cash and non-cash proceeds of the Collateral, including, without limitation, any dividends, interest and other distributions on the Collateral, received by Dealer or the Collateral Custodian shall be credited to the Collateral Account, subject to the Security Deed. In respect of any Deposited Shares that are beneficially owned by Counterparty for tax purposes on the record date for the Collateral Dividend, upon request by Counterparty, Dealer may consent to the release of the Collateral Dividend (such consent not to be unreasonably withheld or delayed, and the parties hereby acknowledge and agree that Dealer’s consent shall be unreasonably withheld if no Credit Event has occurred and is continuing or would be caused by such release); provided that if, in connection with any Collateral Dividend, the Calculation Agent is permitted to increase the Number of Transaction Shares as set forth under the “Calculation Agent” provision of Section 2 of this Confirmation, the Collateral Dividend shall be retained in the Collateral Account until it has determined the appropriate Calculation Agent adjustment. If Dealer consents to the release of the Collateral Dividend, then Dealer shall authorize and direct the Collateral Custodian to pay over or deliver, or cause to be paid over or delivered, to Counterparty the Collateral Dividend. To the extent Deposited Shares are no longer beneficially owned by Counterparty for tax purposes on the record date for the dividend or distribution, Dealer will pay or deliver to Counterparty a Manufactured Dividend on the Currency Business Day following the payment date thereafter (if a cash dividend) or the third Exchange Business Day after the payment date thereafter (if a dividend or distribution other than a cash dividend); provided that, if any Credit Event has occurred and is continuing, then Dealer will pay or deliver such amounts to the

Collateral Custodian and will cause the Collateral Custodian to credit such amounts to the Collateral Account; and provided further that if, in connection with any dividend or distribution resulting in the requirement to pay or deliver a Manufactured Dividend and the Calculation Agent is permitted to increase the Number of Transaction Shares as set forth under the “Calculation Agent” provision of Section 2 of this Confirmation, Dealer will pay or deliver such amounts, reduced by an amount as reasonably necessary to effect such increase to the Number of Transaction Shares, to the Counterparty on the earlier of the date (i) on which the appropriate Calculation Agent adjustment is determined and (ii) designated as the Early Termination Date. Any proceeds of the Collateral that are received by Counterparty shall be received in trust for the benefit of Dealer, shall be segregated from other property of Counterparty and shall immediately be delivered over to the Collateral Custodian to be credited to the Collateral Account to be held as Collateral in the same form as received or in such other manner as Dealer may instruct (with any necessary endorsement). For the purposes of this Confirmation a “Credit Event” shall mean: (i) an event has occurred and is continuing that, following any applicable cure or grace period (if not cured by Counterparty), will constitute an Event of Default with respect to Counterparty or a Termination Event as to which Counterparty is the Affected Party (a “Potential Event”), (ii) an Event of Default with respect to Counterparty or a Termination Event as to which Counterparty is the Affected Party has occurred and is continuing (a “Default Event”) or (iii) an Early Termination Date has occurred or been designated as a result of such a Default Event.

(k) Unless (i) a Potential Event or a Default Event has occurred and is continuing or (ii) an Early Termination Date has occurred or been designated as a result of a Default Event, Counterparty shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof (but only in the manner consistent with the terms of this Confirmation and the Security Deed) (other than any Collateral that has been Rehypothecated in respect of any Component other than a Revoked Component). If (i) a Default Event has occurred and is continuing or (ii) an Early Termination Date has occurred or been designated as a result of a Default Event, Dealer shall have the exclusive right, to the extent permitted by law, to give consents, ratifications and waivers and to take any other action with respect to the Collateral, with the same force and effect as if Dealer were the absolute and sole owner thereof, and Counterparty will take all such action as Dealer may reasonably request from time to time to give effect to such right.

(l) If Physical Settlement applies to any Component or any Counterparty Payment Event (other than a Cash-Settled Event) occurs, unless Counterparty satisfies Counterparty’s obligations under such Component of the Transaction through delivery of a number of other Shares that comply with Section 9.11 of the Equity Definitions equal to (I) in the case of Physical Settlement, the Number of Shares to be Delivered, or (II) in the case of a Counterparty Payment Event (other than a Cash-Settled Event), the Termination Share Number, in each case, on or prior to 12:00 p.m. New York City time on the date that such delivery is due,

Dealer may (A) appropriate the Collateral Shares by authorizing and directing the Collateral Custodian to transfer a number of Collateral Shares equal to the Counterparty’s relevant delivery obligation, as notified by Dealer, on the date that such delivery is due, to an account designated by Dealer, and Dealer agrees to apply such Collateral Shares to satisfy such delivery obligations of Counterparty, in which case Dealer (or its designee) shall hold such Collateral Shares absolutely free from any claim or right of any kind and, to the extent permitted by law, Counterparty hereby waives all right of redemption, stay or appraisal with respect thereto and/or (B) if the Collateral Shares have been Rehypothecated, apply its obligation to return such number of Rehypothecated Shares in discharge of Counterparty’s delivery obligation in respect of such number of Shares, in which case Counterparty shall have no further claim with respect to such Shares hereunder or otherwise.

(m) Upon (I) the failure by Counterparty to deliver the Cash Settlement Amount by 12:00 p.m. New York City time on any Cash Settlement Payment Date or (II) (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Equity Definitions, if, in the case of sub-clause (x) or (y) above, Counterparty would owe any amount to Dealer pursuant to Section 6(d)(ii) of the Agreement or any amount pursuant to Section 12.7 or 12.9 of the Equity Definitions (any such amount described in clause (I) or (II) above, a “Counterparty Payment Amount” and any such event, a “Counterparty Payment Event”), then, except to the extent that (a) (other than pursuant to the preceding paragraph) Dealer proceeds to realize upon the Collateral or (b) Counterparty elects otherwise within one Scheduled Trading Day in the case of a Counterparty Payment Event pursuant to clause (II) of the definition thereof (other than any such Counterparty Payment Event resulting from an Event of Default for which Counterparty is the Defaulting Party) and Counterparty pays such Counterparty Payment Amount (any such event for which Counterparty makes such election and payment, a “Cash-Settled Event”), on the date on which any Counterparty Payment Amount is due, in lieu of any payment of such Counterparty Payment Amount, Counterparty shall be obligated to deliver to Dealer a number of Shares with a value equal to the Counterparty Payment Amount, as determined by the Calculation Agent (such number of Shares, the “Termination Share Number”). To satisfy the Counterparty’s obligation, Dealer may (A) appropriate the Collateral Shares by authorizing and directing the Collateral Custodian to transfer a number of Collateral Shares equal to the Termination Share Number, as notified by Dealer, on the date that such delivery is due, to an account designated by Dealer, and Dealer agrees to apply such Collateral Shares to satisfy such delivery obligations of Counterparty, in which case Dealer (or its designee) shall hold such Collateral Shares absolutely free from any claim or right of any kind and, to the extent permitted by law, Counterparty hereby waives all right of redemption, stay or appraisal with respect thereto and/or (B) if the Collateral Shares have been Rehypothecated, set off its obligation to return such number of Rehypothecated Shares against Counterparty’s obligation to deliver such number of Shares, in which case Counterparty shall have no further claim with respect to such Shares hereunder or otherwise. Nothing in this clause shall prevent or delay Dealer from otherwise proceeding against or realizing upon Collateral.

(n) If (A) a Default Event has occurred and is continuing or (B) an Early Termination Date has occurred or been designated as a result of a Default Event, Dealer shall be entitled forthwith, at its election, (i) to exercise all rights with respect to the Collateral, (ii) to demand, sue for, collect, receive and give acquittance for any and all dividends or other distributions or monies due or to become due upon or by virtue thereof, and to settle, prosecute or defend any action or proceeding with respect thereto, (iii) to sell in one or more sales the whole or any part of the Collateral or otherwise to transfer or assign the same, (iv) to set off any amounts payable by Counterparty with respect to any Secured Obligations against any Collateral held by Dealer or the cash value of any Collateral, as determined by the Calculation Agent (or any obligation of Dealer to deliver any Collateral to Counterparty), (v) to appropriate a number of Collateral Shares and apply the value of such appropriated Shares to discharge the obligations of the Counterparty and (vi) otherwise to act with respect to the Collateral or the proceeds thereof as though Dealer were the outright owner thereof. If Shares are appropriated by the Dealer, the parties hereby agree that the value of the appropriated Shares shall be equal to the volume-weighted average price per Share for the regular trading session (including any extensions thereof) of the Exchange on the date of appropriation (without regard to pre-open or after hours trading outside of such regular trading session for such date of appropriation) on Bloomberg page “AER <equity> AQR” (or any successor thereto), or if such price is not so reported on such date of appropriation for any reason or is, in the Dealer’s reasonable discretion, erroneous, as determined by the Dealer in a commercially reasonable manner.

(o) Counterparty acknowledges and agrees that the Collateral may decline speedily in value and is of a type customarily sold on a recognized market and, therefore, that Dealer is not required to send any notice of its intention to sell or otherwise dispose of the Collateral hereunder, except any notice that is required under applicable law and cannot be waived (in which case Counterparty agrees that ten days’ prior written notice shall be commercially reasonable). Any public or private sale may be either for cash or upon credit or for future delivery at such price as Dealer may deem fair in a commercially reasonable manner, and, to the extent permitted by applicable law, Dealer may be the purchaser of the whole or any part of the Collateral so sold and hold the same thereafter in its own right free from any claim of Counterparty or any right or equity of redemption, which right or equity is hereby waived and released. Dealer reserves the right to reject any and all bids at any sale which, in its commercially reasonable discretion, it shall deem inadequate. To the extent Collateral Shares have been Rehypothecated, the Dealer hereby agrees that the value of its return obligations with respect to such Rehypothecated Shares shall be equal to the volume-weighted average price per Share for the regular trading session (including any extensions thereof) of the Exchange on the Early Termination Date or such other date or dates as Dealer may commercially reasonably determine, taking into account the date as of which it determines the related Early Termination Amount (without regard to pre-open or after hours trading outside of such regular trading session for such Valuation Date) on Bloomberg page “AER <equity> AQR” (or any successor thereto), or if such price is not so reported on such Early Termination Date for any reason or is, in the Dealer’s reasonable discretion, erroneous, as determined by the Dealer in a commercially reasonable manner.

(p) Counterparty acknowledges that: (i) any sale in accordance with this Confirmation shall be deemed to have been made in a commercially reasonable manner and (ii) Dealer shall incur no responsibility or liability for selling all or any of the Collateral under this Confirmation at a price which Dealer may deem reasonable under the circumstances, notwithstanding the possibility that a higher price (including a substantially higher price) might be realized if such sale were deferred until after registration under the Securities Act (as defined below) or if the Collateral were sold at a public sale.

(q) Dealer shall apply the Collateral or the net proceeds of any such collection, exercise or sale to the payment in whole or in part of the Secured Obligations in such order as Dealer shall determine in the exercise of its sole discretion. Counterparty shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which Dealer is entitled.

(r) Without limiting the other provisions of this Confirmation or the Agreement, Counterparty shall be liable to Dealer and the Collateral Custodian for all costs and expenses (including, without limitation, reasonable legal fees) incurred in connection with the enforcement of Dealer’s rights and remedies hereunder, and such costs and expenses and any interest thereon shall be Secured Obligations. Such costs and expenses shall be payable on demand and shall bear interest until paid at a rate determined by the Calculation Agent by reference to the LIBOR/swap curve and the applicable time period during which such costs and/or expenses are not paid.

(s) As long as no Potential Event or Default Event has occurred and is continuing and no Early Termination Date has occurred or been designated as a result of a Default Event, (i) on the Settlement Date for any Component, a number of Shares, if any, equal to the (x) Number of Shares for such Component minus (y) the Number of Shares to be Delivered for such Component shall be fully released and discharged from the security interests of Dealer granted pursuant to the Security Deed (which shall also constitute excess financial collateral for the purposes of the Regulations as defined in the Security Deed) and, upon the request and at the expense of Counterparty, Dealer shall cause the Collateral Custodian to return such Collateral to Counterparty, and (ii) subject also to the provisions of the paragraph immediately below, on the Cash Settlement Payment Date for any Component or the

payment date for any Cash-Settled Event applicable to any Component, following (or concurrently with) payment of the relevant Cash Settlement Amount or Counterparty Payment Amount, as the case may be, a number of Shares equal to the Number of Shares for such Component (minus any Shares released and sold by the Alternative Settlement Agent as provided below) shall be fully released and discharged from the security interests of Dealer granted under the Security Deed and, upon the request and at the expense of Counterparty, Dealer shall cause the Collateral Custodian to, and the Collateral Custodian agrees that it will, return such Collateral to Counterparty.

In respect of any Component, if on the Currency Business Day immediately preceding (i) the Cash Settlement Payment Date for such Component or (ii) the payment date for any Cash-Settled Event applicable, then Alternative Settlement shall apply provided that the Alternative Settlement Conditions are satisfied. “Alternative Settlement Conditions” means, with respect to any Component (a) no Potential Event or Default Event has occurred and is continuing, (b) no Early Termination Date has occurred or been designated as a result of a Default Event, (c) with respect to the Cash Settlement Payment Date for such Component, no payment required hereunder to be made on the relevant Cash Prepayment Date has been made and (d) such Component is a Revoked Component or all the Collateral Shares have been Rehypothecated by Dealer and such Rehypothecation has been revoked by Counterparty.

“Alternative Settlement” means, with respect to any Component, that on the relevant Cash Settlement Payment Date or the relevant payment date for any Cash-Settled Event, the Dealer may, unless it has designated an Early Termination Date, cause the Collateral Custodian to release a number of Collateral Shares equal to the Number of Shares for such Component from the Collateral Account to the Alternative Settlement Agent and such Shares shall be fully released and discharged from the security interests of Dealer granted pursuant to the Security Deed. Dealer is irrevocably appointed by Counterparty as the Alternative Settlement Agent for the purposes of these provisions. The Alternative Settlement Agent shall sell such Shares on behalf of Counterparty pursuant to, and subject to the limitation of, Rule 144 under the Securities Act (and Counterparty undertakes to take whatever action is reasonably required of it by the Alternative Settlement Agent to effectuate compliance with the requirements of Rule 144 under the Securities Act) based on a market order (or such other price to be agreed by the Alternative Settlement Agent and Counterparty or, in the absence of any market order or an agreed on price, at Alternative Settlement Agent’s commercially reasonable discretion).

Counterparty, Dealer and Alternative Settlement Agent agree that, pursuant to Section 5(b) below, the proceeds received for such Shares sold shall be applied to satisfy and discharge, in whole or in part, the relevant Cash Settlement Amount or Counterparty Payment Amount, as the case may be, owed by Counterparty to Dealer and any excess proceeds shall be promptly paid over to Counterparty.

When the Settlement Date, Cash Settlement Payment Date or settlement date for any earlier date of termination or cancellation for all Components of the Transaction have occurred, and (i) no amounts are or thereafter may become payable or Shares deliverable by Counterparty with respect to any Secured Obligations (except for any potential liability under Section 2(d) of the Agreement and any other contingent indemnification obligation as to which no claim has been asserted or accrued), (ii) no Potential Event or Default Event has occurred and is continuing and (iii) no Early Termination Date has occurred or been designated as a result of a Default Event (the “Collateral Release Conditions”), any remaining Collateral shall be fully released and discharged from the security interests of Dealer granted hereunder and/or, upon the request and at the expense of Counterparty, Dealer shall cause the Collateral Custodian to return such Collateral to Counterparty.

(t) The occurrence of a Collateral Event of Default shall constitute an Event of Default under the Agreement with respect to Counterparty.

“Collateral Event of Default” means, at any time, the occurrence of either of the following: (A) failure of the Collateral to include a number of Shares at least equal to the Number of Transaction Shares net of any Shares that have been Rehypothecated and not returned or (B) failure of the security interests granted hereby to constitute valid and perfected security interests in all of the Collateral, subject to no prior, equal or junior security interest other than any security interest of Dealer or the Collateral Custodian granted pursuant to the Documents or a lien routinely imposed on all securities in a relevant clearing system, or, in each case, assertion of such by Counterparty or a determination of such by the Calculation Agent.

3.	Matters relating to the Purchase of Shares and Related Matters:

(a) Conditions to Effectiveness. If the conditions to effectiveness set forth below have not been satisfied (or waived by Dealer) by September 8, 2014 (or such later date as agreed upon by the parties hereto), the parties shall have no further obligations in connection with the Transaction (including in respect of the Advance Amount), other than in respect of breaches of representations or covenants on or prior to such date:

(i) all of the conditions set forth in Section 6 of the Registration Agreement, among WAHA AC CoöperatiefU.A., AerCap Holdings N.V., Citigroup Global Capital Markets Inc., Deutsche Bank Securities Inc., Nomura International plc, Citibank N.A., London Branch, and Deutsche Bank AG, London Branch, and relating to 14,923,306 Ordinary Shares, par value €0.01 per share of AerCap Holdings N.V., dated as of September 2, 2014 (the “Registration Agreement”) shall have been satisfied;

(ii) the representations and warranties of Counterparty contained in the Registration Agreement and any certificate delivered pursuant thereto by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date;

(iii) Counterparty shall have performed all of the obligations required to be performed by it under the Registration Agreement on or prior to the Effective Date;

(iv) all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date;

(v) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date;

(vi) Counterparty shall have provided evidence to Dealer, and Dealer shall be reasonably satisfied, that the existing security interests on the Collateral securing the USD 750,000,000 Term and Revolving Facilities Agreement between, among others, Waha Capital PJSC, as Borrower, the Subsidiaries, as Original Guarantors, the lenders from time to time thereto, HSBC Bank plc, as Facility Agent and HSBC Corporate Trustee Company (UK) Limited, as Global Security Agent, dated as of March 27, 2014 have been released and any related financing statements have been terminated;

(vii) Counterparty shall have provided a legal opinion to Dealer in the form agreed to between Counterparty and Dealer;

(viii) all documents and instruments, required by law or reasonably requested by Dealer to be filed, registered or recorded to create the security interests intended to be created by the Security Deed and perfect or record such security interests shall have been filed, registered or recorded or delivered to Dealer for filing, registration or recording; and

(ix) the Security Deed shall have been duly executed and delivered and perfection steps over the Collateral Shares required in the relevant jurisdiction shall have been completed on or prior to the Effective Date.

(b) Certain Adjustments and Terminations

(i) If (A) at least six Initial Available Days shall not have occurred or will not occur after the Trade Date and on or prior to September 15, 2014, (B) at least 17 Available Days shall not have occurred or will not occur on or after November 15, 2014 (or, if earlier, the date of the first regular trading session for the Shares immediately following the date the Issuer files a Current Report on Form 6-K that is incorporated by reference in the Registration Statement and the Prospectus (each as defined in the Registration Agreement), in each case as then amended and/or supplemented and including the third quarter of the 2014 fiscal year financial statements and pro forma financial statements required by the Securities Act for the Registration Statement and Prospectus, in each case as amended and/or supplemented, to be usable for sales of the Offered Securities and Additional Securities (each as defined in the Registration Agreement)) (such date, the “Second Window Date”) and on or prior to December 15, 2014 (provided that, in the event that the Second Window Date occurs prior to November 15, 2014, the reference to “17” in this clause (B) shall be increased by the number of Scheduled Trading Days, if any, in the period beginning on and including the Second Window Date and ending on, but excluding, November 15, 2014) or (C) at least 13 Available Days shall not have occurred or will not occur on or after February 20, 2015 (or, if earlier, the date of the first regular trading session for the Shares immediately following the date the Issuer files a Current Report on Form 6-K that is incorporated by reference in the Registration Statement and the Prospectus (each as defined in the Registration Agreement), in each case as then amended and/or supplemented and including the fourth quarter of the 2014 fiscal year financial statements and pro forma financial statements required by the Securities Act for the Registration Statement and Prospectus, in each case as amended and/or supplemented, to be usable for sales of the Offered Securities and Additional Securities (each as defined in the Registration Agreement)) (such date, the “Third Window Date”) and on or prior to March 15, 2015 (provided that, in the event that the Third Window Date occurs prior to February 20, 2015, the reference to “13” in this clause (C) shall be increased by the number of Scheduled Trading Days, if any, in the period beginning on and including the Third Window Date and ending on, but excluding, February 20, 2015) (each of the events in clauses (A), (B) and (C), an “Unavailability Event”) and, in any case, the Calculation Agent determines that Dealer’s theoretical “delta” on any day after such Unavailability Event until March 15, 2015 exceeds the sum of the number of Additional Securities (as defined in the Registration Agreement) and Offered Securities (as defined in the Registration Agreement) sold by Dealer and its affiliates pursuant to the Registration Agreement (and, to the extent any Block Underwriter (as defined in the Registration Agreement) is not an affiliate of the Dealer, by each such Block Underwriter with respect to the Shares sold to the Block Underwriter by Dealer pursuant to the Registration Agreement and with respect to any Additional Securities sold by the Block Underwriter on behalf of Dealer pursuant to the Registration Agreement) in connection with the Transaction prior to such day, the Calculation Agent may make any commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to Dealer. An “Initial Available Day” means a Scheduled Trading Day on which (a) the Exchange is open during its full regularly scheduled trading hours (and not, for the avoidance of doubt, a half-day, scheduled or otherwise), (b) a Market Disruption Event has not occurred or is continuing (except for any Market Disruption Event that occurs or is continuing on such Scheduled Trading Day where (x) the duration of all Market Disruption Events on such Scheduled Trading Day does not exceed, in the aggregate, thirty minutes and (y) no Market Disruption Event occurs or is continuing during the thirty-minute period ending at the Scheduled Closing Time on such Scheduled Trading Day) and (c) the Registration Statement and Prospectus thereunder, each as defined under the Registration Agreement are available for use for the sale of Shares in the manner contemplated in the Registration Agreement. An “Available Day” means a Scheduled Trading Day on which (a) the Exchange is open during its full regularly scheduled trading hours (and not, for the avoidance of doubt, a half-day, scheduled or otherwise), (b) a Market Disruption Event has not occurred or is continuing (except for any Market Disruption Event that occurs or is continuing on such Scheduled Trading Day where (x) the duration of all Market Disruption Events on such Scheduled Trading Day does not exceed, in the aggregate, two hours and (y) no Market Disruption Event occurs or is continuing during the thirty-minute period ending at the Scheduled Closing Time on such Scheduled Trading Day) and (c) the Registration Statement and Prospectus thereunder, each as defined under the Registration Agreement are available for use for the sale of Shares in the manner contemplated in the Registration Agreement.

(ii) If despite Dealer’s commercially reasonable efforts to complete the relevant sales, Dealer or its affiliates (and, to the extent any Block Underwriter (as defined in the Registration Agreement) is not an affiliate of the Dealer, each such Block Underwriter with respect to the Shares sold to the Block Underwriter by Dealer pursuant to the Registration Agreement and with respect to any Additional Securities sold by the Block Underwriter on behalf of Dealer pursuant to the Registration Agreement) have not completed the sale, in connection with the Transaction, of, in aggregate, a number of Offered Securities (as defined in the Registration Agreement) and Additional Securities (as defined in the Registration Agreement) equal to the Number of Transaction Shares prior to March 15, 2015 (a “Double Print Failure”), Dealer will, following consultation with Counterparty, reduce the Number of Transaction Shares hereunder (in which case the Number of Options for each Component shall be proportionately reduced) such that the Number of Transaction Shares is equal to the number of Shares sold pursuant to the Registration Agreement prior to such time, require a proportional refund of the Advance Amount within three Currency Business Days following notice to Counterparty and against return of Rehypothecated Shares in excess of the Number of Transaction Shares following such reduction, and make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to reflect the cost (or benefit) related to any unwind of any excess theoretical “delta” and such Double Print Failure after giving effect to such reduction to the Number of Transaction Shares; provided that in lieu of the foregoing, Counterparty may elect to provide, on terms commercially reasonable to Dealer (including provisions for any inability to adjust its Hedge Position as a result of such Double Print Failure and the entry into documentation substantially similar to the Registration Agreement) for a period or periods of Registration Statement and prospectus availability for Dealer or its affiliates (and, to the extent any Block Underwriter (as defined in the Registration Agreement) is not an affiliate of the Dealer and any such Block Underwriter has not completed the sale with respect to the Shares sold to the Block Underwriter by Dealer pursuant to the Registration Agreement and with respect to any Additional Securities sold by the Block Underwriter on behalf of Dealer pursuant to the Registration Agreement, such Block Underwriter) to complete the sale of the remaining number of Shares.

(c) Agreements and Acknowledgments Regarding Shares. Counterparty agrees and acknowledges that Dealer will sell (or cause its affiliates to sell) (and, to the extent any Block Underwriter (as defined in the Registration Agreement) is not an affiliate of the Dealer, that such Block Underwriter with respect to the Shares sold to the Block Underwriter by Dealer pursuant to the Registration Agreement and with respect to any Additional Securities sold by the Block Underwriter on behalf of Dealer pursuant to the Registration Agreement will sell), pursuant to a registration statement in the manner contemplated by the Registration Agreement, a number of Collateral Shares, Shares borrowed from Counterparty or third parties or other Shares equal to the Number of Transaction Shares (after giving effect to any reduction pursuant to Section 3(b)(ii) above), and each of Dealer and Counterparty currently believes that the Shares (up to the Number of Transaction Shares) delivered by Counterparty to Dealer pursuant to the Transaction may be used by Dealer to settle such sales or close out open Share borrowings created in the course of Dealer’s hedging activities related to its exposure under the Transaction without further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, to the extent such open Share borrowings have been established through Rehypothecation and such Rehypothecation has not been revoked by Counterparty, Dealer may close such open borrowings of Shares by netting its return obligation with respect to up to the Number of Transaction Shares against Counterparty’s Share delivery obligation hereunder.

(d) Fair Values; Indicative Unwind Amounts. On or prior to the end of every calendar month during the term of the Transaction or as otherwise reasonably requested by Counterparty Dealer will provide Counterparty by email a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail (and specifying, for the avoidance of doubt, relevant volatility inputs) the fair value of the Transaction determined by the Calculation Agent in a commercially reasonable manner, based on mid-market inputs. In addition, upon request by Counterparty, not more than twice annually, Dealer will provide Counterparty by email a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail (and specifying, for the avoidance of doubt, relevant volatility inputs) an indicative Close-out Amount for the Transaction, which will be determined by the Calculation Agent in a commercially reasonable manner, using its commercially reasonable market-standard valuation model for transactions of a type similar to the Transaction and taking into account the unwind of Dealer’s then-current Hedge Positions, as if the Transaction had been terminated with Counterparty as the sole Affected Party at such time.

4.	Representations, Warranties and Covenants:

(a) Each party to this Confirmation represents and warrants to the other party that:

(i) it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(ii) it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in the CEA.

(b) Counterparty represents and warrants to, and agrees with, Dealer as of the date hereof (and, solely with respect to the representation and warranty set forth in Section 4(b)(i) below, as of any date that Counterparty notifies Dealer that a Settlement Method (including, for the avoidance of doubt, the Alternative Settlement) other than the Default Settlement Method applies or elects cash settlement of a Counterparty Payment Event under clause (o) under “Collateral” above or causes an Additional Termination Event under Section 5(n)(ii) below) that:

(i) it is not aware of any material non-public information concerning the Issuer or the Shares, and “material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer;

(ii) it agrees that it will satisfy all applicable filing, reporting or other requirements, including Sections 13(d) and 13(g) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Shares and this Transaction and it will promptly notify Dealer after any such report filed under Sections 13(d) and 13(g) of the Exchange Act becomes publicly available;

(iii) it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(iv) it is entering into this Confirmation and the Transaction in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, and it has not entered into or altered any corresponding or hedging transaction or position relating to the Shares;

(v) Counterparty is not and shall not take any action that (with or without the passage of time or the satisfaction of conditions) would or would reasonably be expected to cause it to become, an “affiliate” of the Issuer (as such term is defined in Section 101(2) of the Bankruptcy Code);

(vi) [Reserved]

(vii) Counterparty is a “qualified investor” (as defined in Section 3(a)(54) of the Exchange Act); and

(viii) Counterparty is exclusively a tax resident of the Cayman Islands.

(c) In connection with this Confirmation and the Transaction, Counterparty agrees that:

(i) it shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(ii) it shall, upon the occurrence of any Event of Default or any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it is the Defaulting Party, notify Dealer reasonably promptly of the occurrence of such event; provided, however, that should Counterparty be in possession of material non-public information regarding the Issuer or the Shares, Counterparty shall only communicate such information to Dealer in connection with this Transaction as follows:

By facsimile to:	732-460-7499
646-502-4418

and
By email to:	andrew.yaeger@db.com
faiz.khan@db.com

Attention:	Andrew Yaeger
Faiz Khan

(iii) if Cash Settlement applies to any Component pursuant to the provisions under the heading “Settlement Terms,” in Section 2 above, it shall not engage in any “distribution” (as defined in Regulation M) on the Valuation Date for such Component or the first Scheduled Trading Day thereafter, unless the Shares are “actively traded” (as defined in Rule 101(c)(1) of Regulation M) at such time.

(d) Counterparty represents and warrants to, and covenants with, Dealer as of the date hereof, any Settlement Method Election Date on which Counterparty elects or is deemed to elect Cash Settlement and any date on which Counterparty makes payment to Dealer in connection with any settlement hereunder, that it is or will be, as the case may be, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages.

(e) Each of Dealer and Counterparty agrees that notwithstanding anything provided herein or the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(f) Counterparty represents, warrants and agrees that (i) Counterparty is subject to civil and commercial laws with respect to its obligations hereunder, (ii) the execution, delivery and performance by it of this Confirmation constitute and will constitute private and commercial acts and not public or governmental acts, and (iii) neither Counterparty nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which Counterparty is organized and existing in respect of its obligations hereunder.

(g) Counterparty represents, warrants and agrees that (i) it has implemented and maintains, and will continue to maintain, in effect policies and procedures designed to ensure compliance by it and its managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Counterparty and its managers, officers and employees and, to its knowledge, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, (ii) none of (a) Counterparty or any of its managers, officers or employees, or (b) to the knowledge of Counterparty, any agent of Counterparty that will act in any capacity in connection with or benefit from the Transaction, is a Sanctioned Person, (iii) to the knowledge of Counterparty, the Transaction (including the use of proceeds of the Advance Amount) will not violate Anti-Corruption Laws or applicable Sanctions and (iv) Counterparty shall not use the proceeds of the Advance Amount (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person or entity in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with a Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Counterparty from time to time concerning or relating to bribery or corruption, including, without limitation the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and the UK Bribery Act.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of territorial Sanctions.

“Sanctioned Person” means a Person that is, or is owned or controlled by Persons that are, (i) the subject of any Sanctions or (ii) located, organized, or resident in a Sanctioned Country.

5.	Miscellaneous:

(a) Early Termination. For purposes of this Confirmation, “Termination Currency” means United States Dollars.

(b) Set-Off and Netting. If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder, including, without limitation, following release from the security interest granted to Dealer under the “Collateral” section above (including in the form of payments or deliveries to or out of the Collateral Account pursuant to paragraph (j) under “Collateral” above) or pursuant to the Agreement or any Credit Support Document thereunder, by Dealer (in whatever capacity) to Counterparty and by Counterparty to Dealer (in whatever capacity) and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(c) Extension of Settlement. Counterparty and Dealer acknowledge that Counterparty may elect to sell Shares on any Valuation Date for a Revoked Component in order to satisfy its payment obligations therefor (any such sales, “Cash Settlement Sales”) (which Cash Settlement Sales and the settlement thereof, for the avoidance of doubt, will be subject to any applicable requirements herein, including, without limitation, Section 4(c)(iii)).

(1) If Counterparty reasonably believes that any Cash Settlement Sales would cause Counterparty to exceed the number of Shares that Counterparty is then permitted to sell under Rule 144 under the Securities Act, Counterparty may, or may cause its broker-dealer under the relevant Cash Settlement Sale to, deliver at least one Scheduled Trading Day’s prior written notice to Dealer to divide the specified Component(s) into new Components such that the relevant Cash Settlement Sales would not exceed such limitations under Rule 144 under the Securities Act.

(2) If the Calculation Agent reasonably determines that Dealer’s hedge unwind activity in respect of any Component would exceed 20% of the average daily trading volume in the Shares over the previous three months (as determined by the Calculation Agent), Dealer may divide such Component into new Components to the extent necessary to eliminate such excess; provided that Dealer may not divide the Transaction into a number of Components that is more than two times the original number of Components in reliance on this clause (2).

In the case of clause (1) or (2) above, the Calculation Agent will designate Scheduled Valuation Dates and Numbers of Shares for any such additional Components (provided that the aggregate Number of Shares for the new Components will equal the aggregate Number of Shares, or postponed portions thereof, for the original Components).

In the case of any postponement, in whole or in part, pursuant to this clause (c), of any Scheduled Valuation Date or Dates, (i) the Calculation Agent will postpone all Scheduled Valuation Dates that were originally scheduled to occur after the last Scheduled Valuation Date so postponed (prior to such postponement) by the same number of Scheduled Trading Days as such last Scheduled Valuation Date is so postponed, and (ii) the Calculation Agent, acting commercially reasonably, will adjust the other terms of the Transaction as appropriate to preserve the fair value of the Transaction to Dealer (provided that, in the case of clause (2) above, the Calculation Agent shall, to the extent reasonably practicable, make such adjustment solely for relevant volatility inputs by reference to the market for short-term listed options on the Shares if in the commercially reasonable judgment with the Calculation Agent, such market is sufficiently liquid).

(d) Assignment. Notwithstanding any provision of the Agreement to the contrary, Dealer may transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any affiliate of Dealer if (x) the obligations of such affiliate are fully guaranteed by Dealer pursuant to customary guarantee in a form generally used by Dealer for similar transactions, which guarantee is reasonably satisfactory to Counterparty, or (y) the long-term credit rating of such affiliate is at least as high as Dealer’s long-term credit rating at such time, as rated by each of S&P and Moody’s (each as defined below), or if only one of such rating agencies provides such a rating for the relevant affiliate of Dealer, as rated by such rating agency, or, if either S&P or Moody’s ceases to provide such rating for Dealer, as rated by a substitute rating agency mutually agreed by Counterparty and Dealer.

(e) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive, or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(f) Severability; Illegality. Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(g) Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Confirmation and the Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

(h) Governing Law; Submission to Jurisdiction; Process Agents. The Agreement, this Confirmation and all matters and all non-contractual obligations arising out of or in connection with the Agreement and this Confirmation shall be governed by, and construed and enforced in accordance with, English Law. This Confirmation is also subject to, and incorporates, the jurisdiction provisions contained in Section 13(b) of the Agreement; provided that in the first line of Section 13(b) the following shall be inserted after the word “Agreement”: “including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Agreement”.

For the purpose of Section 13(c) of the Agreement:

Party A appoints as its Process Agent:	Deutsche Bank AG
Attn: Head of Legal
Winchester House
1 Great Winchester Street
London, EC2N 2DB
United Kingdom

Party B appoints as its Process Agent:	Vistra Trust Company Limited
Suite 1, 3rd Floor,
11-12 St. James’s Square,
London SW1Y 4LB
United Kingdom

(i) Contracts (Rights of Third Parties) Act 1999. A person who is not a party to this Confirmation has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Confirmation but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

(j) Waiver of Rights. Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(k) 10b5-1. The parties intend for this Transaction to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) under the Exchange Act and this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c). Counterparty agrees that it will not seek to control or influence Dealer’s (or its affiliate’s) decision to make any purchases or sales of Shares in connection with the Transaction. Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding the Issuer or the Shares.

(l) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive (including by Rehypothecation), or be deemed to receive, any Shares (including any Collateral Shares) if, upon such receipt of such Shares by Dealer, Dealer and each Person subject to aggregation with Dealer under Section 13 or 16 of the Exchange Act and rules promulgated thereunder or any “group” that includes Dealer would “beneficially own” (in each case, within the meaning of Section and 13 and 16 of the Exchange Act and the rules promulgated thereunder) more than 4.5% of the outstanding Shares (an “Excess Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to effect such delivery shall not be extinguished and Counterparty shall effect such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Dealer gives notice to Counterparty that such delivery would not result in an Excess Ownership Position. Notwithstanding anything in the Agreement or this Confirmation to the contrary, Dealer shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer is not entitled to receive at any time pursuant to this Section 5(l), until such time as such Shares are delivered pursuant to this Section 5(l).

(m) Securities Laws Matters. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if Dealer reasonably determines, based on advice of counsel and following consultation with counsel to Counterparty, (x) on account of the adoption, promulgation or effectiveness of, or any change in, any applicable law, rule or regulation or the formal or informal interpretation thereof by the Securities and Exchange Commission or its staff, following the Trade Date, that any Shares delivered or to be delivered to Dealer by Counterparty in respect of the Transaction that otherwise would be used to close out open Share borrowings from third-party stock lenders (other than Counterparty) created in the course of Dealer’s hedging activities related to its exposure under the Transaction as described in Section 3(b) above may not be used to close out such open Share borrowings or (y) within six months (or, if the Issuer does not satisfy the information requirements of Rule 144(c), up to twelve months) following the Trade Date, Counterparty has revoked the Rehypothecation right and a Counterparty Payment Event occurs that Counterparty does not elect to settle in cash and the related Shares delivered or to be delivered to Dealer by Counterparty in respect of the Transaction would not be freely tradable under Section 5 of the Securities Act, in either case of clauses (x) and (y), then any required delivery of Shares (the “Restricted Shares”) by Counterparty shall be effected pursuant to the following paragraph, unless waived by Dealer.

Any delivery of Restricted Shares by Counterparty to Dealer (a “Private Placement Settlement”) shall be effected in accordance with customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer (it being understood that Counterparty will not be required to, but, if requested by Dealer, Counterparty shall use commercially reasonable efforts to, cause to be certificated or legended, as applicable, any Restricted Shares not in certificated form or bearing a restrictive legend, as applicable). On the date of such delivery, Counterparty shall not have taken, or caused to be taken, any action that would make unavailable the “Section 4(1 1⁄2)” exemption from Securities Act registration for the private placement by Dealer (or its affiliate) of such Restricted Shares. Counterparty and Dealer (or its affiliate) shall execute an agreement containing customary representations, covenants, indemnities to Dealer (or such affiliate), opinions and certificates, and such other documentation as is customary for private placements of equity securities of a similar size for a similar issuer, all reasonably acceptable to Dealer (it being understood that Issuer need not be party to such agreement). In the case of a Private Placement Settlement, following consultation with Counterparty, the Calculation Agent may adjust the number of Restricted Shares to be delivered to Dealer (or its designee) hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer (or its designee) and may only be saleable by Dealer (or such designee) at a discount to reflect the lack of liquidity in Restricted Shares and the nature and duration of the relevant restrictions applicable thereto. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this paragraph.

(n) Additional Termination Events.

(i) At Counterparty’s sole election, it will constitute an Additional Termination Event with Dealer as the sole Affected Party if at any time Dealer has a long-term issuer rating less than or equal to BBB- by Standard & Poor’s Ratings Services or its successor (“S&P”), or Baa3 by Moody’s Investors Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, less than or equal to an equivalent rating by a substitute rating agency mutually agreed by Counterparty and Dealer and, following such downgrade, the parties have negotiated in good faith for at least ten Exchange Business Days, and were unable to agree on, an acceptable form of Credit Support Annex to the Agreement with Dealer as the sole Pledgor.

(ii) At Counterparty’s sole election, upon at least ten Exchange Business Days’ notice, it will constitute an Additional Termination Event with Counterparty as the sole Affected Party.

(o) Bankruptcy Code. The parties hereto intend as follows: (A) Dealer is a “financial institution” within the meaning of Section 101(22) of the United States Bankruptcy Code (the “Bankruptcy Code”); (B) the Transaction is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code and a swap agreement, as such term is defined in Section 101(53B) of the Bankruptcy Code, qualifying for protection under Section 560 of the Bankruptcy Code; (C) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction constitutes a “margin payment” as defined in Section 741(5) of the Bankruptcy Code and a “transfer” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement”; (D) a party’s right to liquidate the

Transaction and to exercise any other remedies upon the occurrence of any Event of Default with respect to the other party to constitute a “contractual right” described in Sections 362(b)(6), 362(b)(17), 555 and 560 of the Bankruptcy Code; and (E) all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of such Shares constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement”.

(p) Method of Delivery. Subject to Section 5(e), whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

(q) Matters Related to Agent. Each party agrees and acknowledges that (i) Agent acts solely as agent on a disclosed basis with respect to the Transaction, and (ii) Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Counterparty or Dealer hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the Transaction. In this regard, each of Counterparty and Dealer acknowledges and agrees to look solely to the other for performance hereunder, and not to Agent.

(r) 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 5(r) (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this Section 5(r):

(i)	Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity.

(ii)

Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

The Local Business Days for such purposes in relation to Dealer are New York, London, Frankfurt, Tokyo and Singapore and in relation to Counterparty are Abu Dhabi.

(iii)	The provisions in this paragraph shall survive the termination of this Transaction.

(iv)	The following are the applicable email addresses.

Portfolio Data:	Dealer: collateral.disputes@db.com

Counterparty: waha-aer-notice@wahacapital.ae

Notice of discrepancy:	Dealer: collateral.disputes@db.com

Counterparty: waha-aer-notice@wahacapital.ae

Dispute Notice:	Dealer: collateral.disputes@db.com

Counterparty: waha-aer-notice@wahacapital.ae

(s) NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 5(s) (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of the Agreement. Counterparty confirms that it enters into the Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

(t) Transaction Reporting - Consent for Disclosure of Information. Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(i)

to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or

(ii)

to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

(u) Tax Forms. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service (“IRS”) Form W-8BEN-E (or any successor thereto) (i) promptly upon reasonable request by Dealer, and (ii) promptly upon learning that any Form W-8BEN-E (or any successor thereto) previously provided by Counterparty has expired or become incorrect or obsolete. Dealer shall provide to Counterparty a valid IRS Form W-8IMY and withholding statement with attached Form W-9 from Deutsche Bank New York Branch (or successor thereto) (i) promptly upon reasonable request by Counterparty, and (ii) promptly upon learning that any such Form (or any successor thereto) previously provided by Dealer has expired or become incorrect or obsolete.

(v) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(w) Resolution Stay Protocol. Subject to the below, the provisions set out in the Attachment to the ISDA 2015 Universal Resolution Stay Protocol as published by the International Swaps and Derivatives Association on 4 November 2015 (“Protocol”), and any additional Country Annex that has been published from time to time and to which Counterparty has adhered are, mutadis mutandis, incorporated by reference, into the Agreement as though such provisions and definitions were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross-references. References in the Protocol to:

(i)	the “Adhering Party” shall be deemed to be references to the parties to the Agreement;

(ii)	the “Adherence Letter” shall be deemed to be references to the Agreement;

(iii)	the “Implementation Date” shall be deemed to be references to the date of the Agreement; and

(iv)	the Agreement shall be deemed a “Covered Agreement.”

6.	Addresses for Notice: For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Addresses for notices or communications to Counterparty

Avia Holding Limited

c/o Maples Corporate Services Limited, PO Box 309, Ugland House

Grand Cayman, KY1-1104, Cayman Islands

Attention: Avia Holding Limited

with a copy to:

c/o Waha Capital PJSC

PO Box 28922, Abu Dhabi, UAE

Attention: General Counsel

Telephone: +971 2 667 7343

Fax: +971 2 667 7383

and a copy to:

waha-aer-notice@wahacapital.ae;

Aseem.Gupta@wahacapital.ae;

peter.howley@wahacapital.ae

(b) Addresses for notices or communications to Dealer

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention: Andrew Yaeger

Telephone: 212-250-2717

Facsimile: 732-460-7499

Email: andrew.yaeger@db.com

with a copy to:

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention: Faiz Khan

Telephone: 212-250-0668

Facsimile: 646-502-4418

Email: faiz.khan@db.com

7.	Accounts for Payment:

To Dealer:	Dealer to provide upon request.

To Counterparty:	Counterparty to provide upon request.

8.	Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Dealer:	Dealer to provide upon request.

To Counterparty:	Counterparty to provide upon request.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. Dealer will make the time of execution of the Transaction available upon request.

Dealer is authorised for the conduct of certain activities by the Prudential Regulation Authority. It is subject to limited regulation by the Financial Conduct Authority and by the Prudential Regulation Authority.

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC.,

acting solely as Agent in connection with the Transaction

By:
Name:
Title:

By:
Name:
Title:

[Signature page of Funded Collar Confirmation]

Confirmed and Acknowledged as of the date first above written:

AVIA HOLDING LIMITED

By:
Name:
Title:

[Signature page of Funded Collar Confirmation]